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                                                                     EXHIBIT 5.4

                                November 13, 2002






Quality Distribution, LLC
3802 Corporex Park Drive
Tampa, Florida 33619



O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, NY  10112

     Re: New Note Guaranties by Lakeshore Leasing, Inc., in connection with Registration of Securities of Quality Distribution, LLC

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-98077) of Quality Distribution, LLC, a Delaware limited liability company (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $54,654,296 principal amount of the Company's 12 1/2% Senior Subordinated Secured Notes due 2008 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed pursuant to the Note Guarantee (the "Guarantee") by Lakeshore Leasing, Inc., an Indiana corporation (the "Note Guarantor").

         For purposes of this opinion, which is given to support your opinion attached as Exhibit 5 to the Registration Statement, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents, as we have deemed necessary or appropriate to enable us to render the opinion set forth herein. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and we have assumed the legal capacity of all natural persons, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also relied, as to various matters of fact material to this opinion, on certificates of officers of Lakeshore Leasing, Inc., including specifically that certain Secretary's Certificate dated November 13, 2002, without conducting special inquiry or investigation in respect of such matters.


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         Upon the basis of the foregoing, we are of the opinion that when the
Note Guarantee has been executed and delivered in accordance with the Indenture and the Exchange Offer, the Note Guarantee will be the legally valid and binding obligation of the Note Guarantor.

         We hereby consent to the use of this opinion as a part of, or in support of your opinion appearing as, Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder. We are members of the Bar of the State of Indiana, and the foregoing opinion is limited to the laws of the State of Indiana.

                                          Respectfully submitted,



                                          /s/ Baker & Daniels